Exhibit 10.3

INTERIM SERVICES AGREEMENT

     This Interim Services Agreement is made as of the 30th day of June, 2004, between Viad Corp, a Delaware corporation (“Viad”) and MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), wherein it is agreed:

1.	Purposes.

     1.1 The Board of Directors of Viad has determined that it is in the best interest of Viad to separate Viad’s existing businesses into two independent businesses, the convention and event services business and the payment services business.

     1.2 In order to effectuate the foregoing, Viad, MoneyGram and Travelers Express Company, Inc., a Minnesota corporation (“TECI”) and MGI Merger Sub, Inc. have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”), pursuant to which, and on the terms and subject to the conditions set forth therein, among other things (1) MGI Merger Sub, Inc., a wholly owned subsidiary of MoneyGram, will merge with and into TECI with TECI as the surviving corporation, and as a result of that merger, all outstanding shares of capital stock of TECI being cancelled and TECI becoming a wholly owned subsidiary of MoneyGram and (2) following the merger, Viad will distribute to the holders of Viad Common Stock, the issued and outstanding shares of MoneyGram Common Stock then owned directly or indirectly by Viad (the “Distribution”).

     1.3 Prior to the Distribution Date, Viad or its subsidiaries provided certain services to TECI and its subsidiaries, and also received certain services from TECI and its subsidiaries.

     1.4 After the Distribution Date, MoneyGram will require for a limited period of time that Viad or its subsidiaries continue providing certain services to MoneyGram and its subsidiaries until MoneyGram and its subsidiaries are able to otherwise contract or arrange for such services.

     1.5 After the Distribution Date, Viad will require for a limited period of time that MoneyGram and its subsidiaries continue providing certain services to Viad and its subsidiaries until Viad and its subsidiaries are able to otherwise contract or arrange for such services.

     1.6 All capitalized terms not defined herein shall have the meaning ascribed thereto in the Separation and Distribution Agreement.

2.	Term.

     2.1 Subject to the provisions of Section 5 hereof and the following sentence, this agreement, including the Schedules hereto (the “Agreement”), shall be effective on the Distribution Date and shall continue until the earlier of (a) two years following the Distribution Date, and (b) termination of all Services (as herein defined) pursuant to Section 5 hereof (“Term”). Viad’s provision of those Services listed on Schedule 2 (the “Schedule 2 Services”) may not be terminated by MoneyGram earlier than the expiration of the two-year Term, without the prior written consent of Viad (which may be granted or withheld at the sole discretion of Viad).

3	Agreement to Perform Selected Services.

3.1 On the terms and subject to the conditions hereof, Viad and MoneyGram hereby agree that Viad shall offer and provide to MoneyGram and its subsidiaries during the Term those services described on Schedule 1 and 2 hereto, and MoneyGram shall offer and provide to Viad and its subsidiaries during the Term the services described on Schedule 3 hereto (collectively, the “Services”). Such Services are grouped by subject matter on Schedules 1 and 3 and each such grouping, as identified by its associated annual cost, shall be referred to herein as a “Category” or “Subcategory” as the case may be . The Schedule 2 Services are grouped by subject matter with a total cost shown for all such services. The annual cost for any Category of Service or Schedule 2 Services may be increased (at a rate not to exceed ten percent (10%) per year) based on documented changes in the cost to provide such service. Such cost adjustment will be effective upon thirty (30) days notice to the party receiving the service. Services heretofore provided to the other by Viad or, its subsidiaries or MoneyGram, or its subsidiaries, as the case may be, shall be provided on a basis consistent with prior practice. Services to be provided hereunder that were not heretofore provided by Viad or MoneyGram, as the case may be, shall be provided on a reasonably timely basis. Charges for Services shall be as set forth in Section 4 hereof.

3.2 The Services to be provided hereunder shall include those Services provided by Viad or its subsidiaries to MoneyGram and its subsidiaries, or provided by MoneyGram to Viad and its subsidiaries, on the Distribution Date or at any time during the calendar year immediately preceding the Distribution Date, in each case as described on Schedule 1, 2 and 3 hereto, respectively. If Viad or MoneyGram, as the case may be, desires to obtain any services not listed on the Schedules, it shall notify the other in writing of those Services it desires to use. The party receiving such notice may, at its discretion, elect to provide or decline to provide such service. Said party shall promptly notify the other party of its decision and, if the decision is to provide the service, the annual cost of providing such service.

3.3 The parties shall retain the discretion to reasonably allocate the time, place and manner of the performance of the Services by their respective employees consistent with their past practices and procedures for allocating employee resources prior to the Distribution Date. A party shall not be required to provide a Service that that party has ceased to provide to itself. With respect to the National Vendor Contracts set forth on Schedule 2, the parties understand and agree that each is responsible for the payment of its portion of the service fees charged by a given vendor in the course of providing the services described under the applicable National Vendor Contract. Notwithstanding anything to the contrary contained in this Agreement, MoneyGram hereby indemnifies Viad from any costs, claims, losses or damages arising out of the acts or omissions of MoneyGram, including but not limited to MoneyGram’s failure to timely pay its portion of the service fees or MoneyGram’s decreasing its volume levels from current levels under or related to any or all of the National Vendor Contracts. Viad agrees to indemnify MoneyGram where MoneyGram is the principal party of record under a National Vendor Contract from any costs, claims, losses or damages arising out of the acts or omissions of Viad in-

cluding but not limited to Viad’s failure to timely pay its portion of the service fees or Viad’s decreasing its volume levels from current levels under or related to any or all of the National Vendor Contracts. The foregoing indemnifications exclude any liability for lost profits or other incidental, special or consequential damages. Neither party can guarantee that any given National Vendor Contract will continue in effect for the two-year period on Schedule 2 and each party hereby releases the other from any loss or liability in connection with the termination of any given National Vendor Contract prior to such two-year period. The parties agree that where one is a party of record under a National Vendor Contract, it shall enforce the contract for the benefit of the other and that the other party shall have the right to participate in any negotiations for amendments or extensions of such contracts. The terms and conditions of this Section 3.3 shall continue to apply to those National Vendor Contracts listed on Schedule 2 for the term provided in each such contract. Nothing in this Agreement shall be construed to require that any Service be performed by any specific employee of either party. In no event shall the “Services” hereunder be construed so as to obligate either party to engage in the practice of law within the meaning of any applicable law, nor to render any services to the extent doing so would violate any applicable law or contract.

4.	Charges for Services; Payment.

4.1 It is understood and agreed that the annual cost for Services as reflected on the Schedules was determined and allocated hereunder according to methods consistent with past practices and procedures observed by Viad and its subsidiaries concerning intercompany services and accounts.

4.2 MoneyGram shall, as of the Distribution Date, pay to the other for the provision of Services, the initial monthly amount of one-twelfth of the annual cost set forth for all services listed on the Schedules. For example, under Category of Service I of Schedule 1, “Taxation”, MoneyGram would pay to Viad on the Distribution Date one-twelfth of $290,000 or $24,167 and so forth for each Category or Subcategory on Schedules 1 and the Schedule 2 Services. MoneyGram shall continue in such fashion to pay one-twelfth of the annual cost for each Category of Service on Schedules 1 and 2 on or before the first of the month (or the next business day if the first of the month is a Saturday, Sunday or national holiday) thereafter for the duration of this Agreement or until MoneyGram terminates a Category or Subcategory pursuant to Section 5, hereto, and subject to the limitation on termination of Schedule 2.

4.3 MoneyGram or Viad, as the case may be, shall reimburse the other for reasonable travel and business expenses incurred in connection with the performance hereunder upon presentation of supporting documentation of such expenses to the party on whose behalf the expense was incurred.

4.4 Nothing in this Agreement shall be construed to require that either party engage any legal counsel, actuarial firm, consultant or other outside advisor or service provider on behalf of the other party. If it becomes necessary that any such outside advisor or service provider be engaged by a party in connection with the provision of Services under Schedule 1, the costs of such outside advisor or service provider shall be in addition to the cost for Services set forth on the Schedules, except as otherwise expressly provided herein.

5.	Reductions in Services; Termination.

     The parties recognize that during the Term hereof the requirements of each party for certain Services will decrease (with the exception of the Schedule 2 Services, which shall be for a term of two years) and that each party intends to phase out any Services when no longer required. Accordingly, at any time after the expiration of one year from the Distribution Date, except for the Schedule 2 Services, either party hereto may request termination of any Category or Subcategory as to which a separate charge is stated by giving the other party not less than 90 days’ advance notice in writing of any anticipated termination of any Services and, to the extent practicable, the parties will agree to an orderly reduction or phase-out of such Services. Notwithstanding anything to the contrary set forth herein, the termination or discontinuance by MoneyGram of Category VII on Schedule 1 or any Subcategory of Category VII, the Internal Audit Function, must first be approved by the MoneyGram Board of Directors. Once a Category Subcategory is discontinued, Viad or MoneyGram, as the case may be, shall not be obligated to later reinstate such Category of Service.

     Following the termination or discontinuance of any Category or Subcategory or a Schedule 2 Service as provided herein, to the extent either party is thereafter requested to provide any terminated or discontinued Service, including any transition-related assistance necessary for any other organization to perform the terminated or discontinued Service, and the applicable party hereto consents to perform such Service, the party performing such Service shall be entitled to compensation reflecting incurred costs.

6.	Mutual Covenants.

     Viad and MoneyGram agree that the charges for Services hereunder are and shall be determined in a fair and equitable manner consistent with past practices and procedures of Viad in determining charges for similar services prior to the Distribution Date. Each party agrees to maintain the confidentiality of information received by it in the course of the performance of this Agreement, subject to such disclosure required by law.

6A. Cooperation.

     During the Term hereof, the parties agree to make good faith efforts to cooperate with respect to negotiating future vendor contracts similar to the National Vendor Contracts listed on Schedule 2. The parties agree to give each other notice of potential vendor contracts and engage in reasonable efforts to involve the other party in such negotiations to obtain pricing discounts for volume purchases. Neither party shall be required to take any action pursuant to this provision which would cause a detriment to the party’s business.

7.	Force Majeure.

     If either party is unable to perform any of its duties or fulfill any of its covenants or obligations hereunder as a result of causes beyond its control and without its fault or negligence, in-

cluding but not limited to acts of God or government, fire, flood, war, governmental controls, and labor strife, then such party shall not be deemed to be in default hereof during the continuance of such events which rendered it unable to perform, such party shall have such additional time thereafter as is reasonably necessary to enable it to resume performance of its duties and obligations hereunder; and the party entitled to such Service shall not be required to pay the other party for any Service to the extent that such other party is unable to perform.

8.	Severability.

     The invalidity of any provision hereof as determined by a court of competent jurisdiction in no way shall affect the validity of any other provision hereof. If a provision is determined to be invalid, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable alternative provision to effect the original intent of the parties hereto.

9.	Time of the Essence.

     The parties hereto agree that with respect to the performance of all terms and covenants hereof and satisfaction of all conditions herein, time is of the essence.

10.	Captions.

     Section captions are not a part hereof and are merely for the convenience of the parties hereto.

11.	Binding Effect; Choice of Law.

     This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and assigns. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without reference to the conflict or choice of law provisions thereof.

12.	Assignment.

     Neither party hereto shall assign or subcontract this Agreement or any Services to be provided hereunder without the prior written consent of the other, which consent shall not be withheld unreasonably; provided, however, that in the event that Viad or MoneyGram, as the case may be, does not consent for any reason to the assignment or subcontract of a Service to a third party, then the other party shall not assign or subcontract such Service to such third party for a period of 90 days from the date of such requested consent, but after the expiration of such 90-day period, Viad or MoneyGram, as the case may be, may assign or subcontract such Service to such party. Notwithstanding the foregoing, consent shall not be required for an assignment or subcontract of any Service provided hereunder by either party to a corporate affiliate of such party or to any third party vendor or third party recordkeeper who had been providing all or a material portion of the Services to or on behalf of Viad or MoneyGram, as the case may be, prior to the Distribution Date nor shall consent be required if one party elects to assign or subcontract a Service pursuant to an internal decision to outsource that Service for itself except for a Schedule 2 Service If Viad elects to assign or subcontract any Schedule 2 Service and if MoneyGram does not agree to such assignment or subcontract, then the Service shall be converted to a Schedule 1

Service at a fee equal to the amount that would be payable to the third party under such assignment or subcontract and the total cost under the Schedule 2 fee shall be reduced in such amount as the parties shall negotiate in good faith.

13.	Amendment.

     This Agreement may not be amended without the express written agreement of each party hereto.

14.	Notices.

     All notices hereunder must be in writing and delivered personally or sent by United States mail, postage prepaid, addressed as follows, except that any party by written notice given as aforesaid, may change its address for subsequent notices to be given hereunder.

If to Viad:

         Viad Corp
         Viad Tower M.S. 1012
         Phoenix, Arizona 85077
         Attention: General Counsel

If to MoneyGram:

         MoneyGram International, Inc.
         1550 Utica Avenue South
         St. Louis Park, Minnesota 55416
         Attention: General Counsel

15.	Liability for Nonperformance.

     Neither party hereto nor any subsidiaries of such party shall have any liability to the other party hereto for failure to perform its obligations hereunder unless such failure arises out of, directly or indirectly, the intentional misconduct or gross negligence on the part of the nonperforming party. Neither party hereto shall be required to perform any Service (or any part of any Service) to the extent that performance of such Service (or such part of such Service) would violate any law (including any state law prohibition on the performance of legal services), rule, regulation or third-party contract. The liability of any party for nonperformance of any Service shall be limited to a refund of amounts received by that party from the other party with respect to that Service and in no event shall either party be liable for consequential damages. Any party receiving Services shall defend, indemnify and hold harmless the party providing such Services from any and all claims of any third parties arising out of the performance of those Services (except to the extent that liability arises as a result of intentional misconduct or gross negligence on the part of the party performing such Services). Such indemnity shall include reimbursement for reasonable out of pocket expenses, including reasonable legal fees.

16.	Independent Entities.

     In carrying out the provisions hereof, MoneyGram and Viad are and shall be deemed to be for all purposes, separate and independent entities. MoneyGram and Viad shall select their employees and agents, and such employees and agents shall be under the exclusive and complete supervision and control of MoneyGram or Viad, as the case may be. MoneyGram and Viad each hereby acknowledge responsibility for full payment of wages and other compensation to all employees and agents engaged by either in the performance of their respective Services hereunder. It is the express intent of the parties hereto that the relationship of MoneyGram to Viad and Viad to MoneyGram shall be solely that of separate and independent companies and not that of a joint venture, partnership or any other joint relationship.

17.	Nonfiduciary Status.

     In carrying out the provisions hereof, neither party hereto shall be a fiduciary (as defined in Section 3(21) of ERISA) with respect to any employee benefit plan, program or arrangement maintained by or on behalf of the other party. Each party hereto shall provide Services pursuant to the terms and subject to the conditions hereof in accordance with the directions, guidelines and/or procedures established by Viad or MoneyGram, as the case may be, or the plan administrator (as defined in Section 3(16) of ERISA) of each party’s employee benefit plans or arrangements.

18.	Third Party Beneficiaries.

     The provisions hereof are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder. There are no third party beneficiaries hereof, and this Agreement shall not provide any Person except the parties hereto with any remedy, claim, liability, reimbursement, action or other right in excess of those existing without reference hereto.

19.	Construction.

     For purposes hereof, references to MoneyGram, with respect to events or periods prior to the Distribution Date, shall mean and include, where appropriate, Viad’s payment services business unit as it existed prior to such date.

20.	Dispute Resolution.

     If any dispute arises under or relates to this Agreement either party may submit the matter in dispute to binding arbitration by referring the matter to the Phoenix, Arizona office of the American Arbitration Association (“AAA”) (or if there is no Phoenix office at that time such other office applicable to a dispute in Arizona) for the purpose of providing three names of potential arbitrators from which the parties will select an arbitrator. If the parties are unable to agree on an arbitrator then the parties will alternately strike names from the list until one name is left, who shall then be the arbitrator. The party who did not request the arbitration shall be entitled to the first strike. Except as the parties may agree otherwise at the time of the Arbitration, the Arbitration shall be conducted pursuant to the AAA’s then current rules for binding arbitration. The arbitration hearing shall be conducted within 60 days from the date of the arbitrator’s selection. The hearing shall be conducted in Phoenix, Arizona unless the parties mutually agree to an alternate location. The parties shall share equally in the costs and expenses of the arbitration. Each party shall bear its own costs for case preparation and presentation, including any attorney fees and travel costs. Except for any matter for which equitable or injunctive relief would be appropriate under the circumstances, binding arbitration shall be the parties’ only remedy at law and the decision of the arbitrator shall be final.

21.	Survival.

     The indemnification provisions of Sections 3.3 and 15 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts on the date set forth above, each of which shall, for all purposes, be deemed an original and all of which shall evidence but one agreement between the parties hereto.

VIAD CORP, a Delaware corporation	MONEYGRAM INTERNATIONAL, INC. a Delaware corporation

By: /s/ Scott E. Sayre	By: /s/ Philip W. Milne

Name: Scott E. Sayre	Name: Philip W. Milne
Title: Vice President – General Counsel	Title: President & CEO
and Secretary

[Schedule 1 – Services of Viad to MoneyGram
Schedule 2 – Services of Viad to MoneyGram
Schedule 3 – Services of MoneyGram to Viad]